Exhibit 99.1

Final Transcript

Conference Call Transcript DW - Q1 2010 Drew Industries Incorporated Earnings Conference Call Event Date/Time: May 03, 2010 / 03:00PM GMT

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Final Transcript
May 03, 2010 / 03:00PM GMT, DW - Q1 2010 Drew Industries Incorporated Earnings Conference Call

CORPORATE PARTICIPANTS

 Jeff Tryka
 Lambert Edwards & Associates - IR

 Fred Zinn
 Drew Industries Inc. - President & CEO

 Joe Giordano
 Drew Industries Inc. - CFO & Treasurer

 Jason Lippert
 Drew Industries Inc. - President & CEO, Lippert Components & Kinro

CONFERENCE CALL PARTICIPANTS

 Scott Stember
 Sidoti & Co. - Analyst

 Kathryn Thompson
 Thompson Research Group - Analyst

 Bret Jordan
 Avondale Partners - Analyst

 Liam Burke
 Janney, Montgomery, Scott - Analyst

 Torin Eastburn
 CJS Securities - Analyst

 DeForest Hinman
 Walthausen & Co. - Analyst

 Arnold Brief
 Goldsmith & Harris - Analyst

 Barry Kaplan
 Maple Tree Capital - Analyst

 PRESENTATION

Operator

 Good day and welcome to the first-quarter 2010 Drew Industries Inc. earnings conference call. At this time, all participants are in a listen-only mode. We will facilitate a question-and-answer session towards the end of the conference. (Operator Instructions). I will now turn the call over to your host for today, Mr. Jeff Tryka from Lambert Edwards. Please proceed.

  Jeff Tryka - Lambert Edwards & Associates - IR

 Thank you. Good morning, everyone and welcome to the Drew Industries' 2010 first-quarter conference call. I am Jeff Tryka with Lambert Edwards, Drew's Investor Relations firm and I have with me members of Drew's management team, including Leigh Abrams, Chairman of the Board of Drew; Fred Zinn, President and CEO and a Director of Drew; Jason Lippert, President and CEO of Lippert Components and Kinro and a Director of Drew; and Joe Giordano, CFO and Treasurer of Drew.

We want to take a few minutes to discuss our quarterly results. However, before we do so, it is my responsibility to inform you that certain statements made in today's conference call regarding Drew Industries and its operations may be considered forward-looking statements under the securities laws.

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Final Transcript
May 03, 2010 / 03:00PM GMT, DW - Q1 2010 Drew Industries Incorporated Earnings Conference Call

As a result, I must caution you that there are a number of factors, many of which are beyond the Company's control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors are identified in our press releases, our Form 10-K for the year ended 2009 and in our subsequent Form 10-Qs, all as filed with the SEC. With that, I would like to turn the call over to Fred Zinn. Fred?

 Fred Zinn - Drew Industries Inc. - President & CEO

 Thank you, Jeff and thank all of you for joining us on the call and on the webcast. We are really very gratified that our results this quarter benefited from our efforts and investments over the past several years. While much of the improvement in our first-quarter results was due to the 99% increase in industry production of travel trailers and fifth-wheel RVs, Drew's growth this quarter substantially outpaced the industries we serve. And that is clearly reflected in the increase in our content per travel trailer and fifth-wheel RV to about $2200 in the 12 months ended March 31, 2010 and that is compared to about $1900 last March.

In fact, since 2001, our content per towable RV has increased by about $1500. Now if the RVIA projection of 182,000 travel trailer and fifth-wheel RVs this year holds true, the cumulative increase in our content will have added approximately $275 million to our 2010 sales compared to what it would have been if our content had not grown. So with our focus on new product introductions, acquisitions, and market share growth, without that, we would be only about half of our current size. So clearly, our strategy has worked over the past decade.

Over the last several quarters, we have continued to invest in new products, both through acquisitions like the new patent pending wall slide and the new patent pending high-end leveling device for fifth-wheel RVs, as well as those we have developed internally like the new RV entry door, the sleek new window designs and other new products. All of that should help Drew continue to grow.

Further, our efforts to expand in our Manufactured Housing product line have now begun to pay off. Despite a 1% decline in industry shipments in manufactured homes this quarter, and I should point out that our press release says 3%, but just about an hour ago, the shipment numbers for March for Manufactured Housing came out a little bit better than we expected, largely in smaller homes, but despite that small increase in industry shipments in the first quarter, our segment sales in Manufactured Housing increased by 17% year-over-year. That is the first such increase in sales in nearly four years.

The sales increase was primarily due to the addition of entry doors to our Manufactured Housing product line, market share gains in our window product line and growth in our sales of aftermarket replacement products. In a few minutes, Joe will give you some details on our recent growth in those markets.

While this was still a down quarter slightly for the Manufactured Housing industry, the rate of decline slowed substantially and our segment sales increased, which of course is good news. Our sales growth in the future will likely include new product areas such as components for midsize buses and components for various types of specialty trailers. In the last few months, our sales of those products, while still not a significant part of Drew, have increased as we expanded our efforts in those markets.

On the cost side of our business, the continued improvements in our production efficiencies offset a portion of the impact of higher raw material costs last quarter. However, as the higher-cost steel, aluminum, thermoplastics and other raw materials flow through our income statement over the coming quarters, the impact on our cost of sales will increase.

I should point out, I want to clarify that the $25 million to $30 million increase in raw material costs that we spoke about in the press release is an annualized basis based on the raw material prices that we currently know. Historically, as most of you are aware, we have been able to pass on much of the raw material cost increases to our customers through sales price increases and we certainly hope to accomplish that this year as well.

Turning to conditions in the RV industry, the 99% increase in industry production levels during the first quarter of 2010 resulted, to some extent, from increases in dealer inventories. While under certain circumstances an increase in dealer inventories can be a cause for some concern, most industry analysts reported that dealer inventories coming into 2010 were relatively low in relation to retail sales levels.

Further, recent dealer surveys by these analysts indicate that retail sales of towable RVs increased significantly in March. We certainly hope that those surveys will be confirmed by the March retail data, which should be out in about three weeks.

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Final Transcript
May 03, 2010 / 03:00PM GMT, DW - Q1 2010 Drew Industries Incorporated Earnings Conference Call

Certainly, the key to 2010 is for retail sales to improve during the balance of the spring and summer selling season. But whatever the course of the recovery in the RV industry, it is very clear that many, many Americans still cherish their RV lifestyle and they will continue to choose RVing because it is a cost-effective and family-oriented way to spend their leisure time. And in fact, the RV Industry Association is promoting just those benefits of RVing in their current advertising campaign.

In the Manufactured Housing industry, there have not yet been any significant signs of improvement, although it was nice to see the rate of decline slow so dramatically in the first quarter. However, I continue to believe there is opportunity for growth in the Manufactured Housing industry in the coming years.

For the 20 years prior to the subprime boom in home financing, Manufactured Housing shipments represented 20% or more of single-family housing starts, almost each and every year, year in and out, good years and bad. During the subprime years when extremely low-cost loans were available for site-built homes, Manufactured Housing's share of the single-family housing market dropped precipitously to well below 10% from 20%.

Since the subprime bubble burst, this market share has increased somewhat to about 12% despite that interest rates from manufactured home loans remain historically high relative to rates for site-built home loans. And I think as the economy recovers, I believe that Manufactured Housing will share in the growth in single-family housing starts, particularly if rates for manufactured housing loans become more equitable in relation to site-built home loans. In the meantime, we remain profitable in that segment and we continue to pursue further market share growth, increased aftermarket sales and additional efficiency improvements.

Last quarter when we spoke, I said that we were pleased with the fourth-quarter results in light of the state of the economy, but we were far from satisfied with the bottom line. Since then, the RV industry in general and Drew's results in particular have improved faster than our expectations or probably anybody's expectations. However, we will continue to strive for increased sales in both our existing markets and in new markets, as well as further improvements in our operating efficiencies and our focus continues to be on improving our long-term profit potential. Now I will ask Joe to discuss the results in a little more detail.

 Joe Giordano - Drew Industries Inc. - CFO & Treasurer

 Thank you, Fred. Last year at this time, I discussed declines in sales and operating profit, goodwill impairment charges, extra expenses and a reduction in our borrowing availability. This quarter, I will be discussing substantial improvements in our sales and operating profits, as well as an increase in our borrowing availability. This dramatic change is a result of increased wholesale RV shipments, our market share gains and the implementation of operating efficiencies and cost-cutting measures by our operating management. Unfortunately, accounting rules do not allow our goodwill impairment charge for the first quarter of 2009 to be reversed to reflect the subsequent increase in fair value of our businesses.

As Fred mentioned, in addition to our goal of increasing content of our products in new RVs and manufactured homes, we have gained a greater share of the aftermarket for replacement components in both the RV and the Manufactured Housing industry. For the 12 months ended March 2010, our Manufactured Housing and RV aftermarket sales were approximately $20 million, an increase of 25% from the $16 million for the 12 months ended March 2009.

Our Manufactured Housing entry door product line, which was added just six months ago, has quickly gained market acceptance and for the first quarter of 2010 had sales of approximately $0.5 million, including new and aftermarket manufactured homes. We anticipate this new product line will continue to gain market share in 2010.

Our content per travel trailer and fifth-wheel RV continues to grow, increasing 16% in the 12-month period ended March 31, 2010 as compared to the 12-month period ended March 2009. In addition, our content per travel trailer and fifth-wheel RV for just the first quarter of 2010 alone increased 13% as compared to just the fourth quarter of 2009 alone. This increase is due to market share gains and new product introductions, but a portion of this quarterly increase in RV content is seasonal, also ocurring in the first quarters of 2005 through 2008 apparently due to RV manufacturers modestly building inventories of our products. It appears that in the first few months of each year, our customers replenish their inventory, including our products, as wholesale RV demand increases ahead of the Spring retail selling season.

Because the first quarter of 2009 included a $45 million goodwill impairment charge and $4.9 million of extra expenses, this quarter, we included additional tables in the press release identifying the classification of these extra expenses in the statement of operations and by segment for 2009 in order to provide comparability to the first quarter of 2010.

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Final Transcript
May 03, 2010 / 03:00PM GMT, DW - Q1 2010 Drew Industries Incorporated Earnings Conference Call

For the first quarter of 2010, our cost of sales were 77% of sales compared to 88% of sales in the first quarter of 2009, again excluding these 2009 extra expenses previously referred to. Cost of sales in the 2010 first quarter benefited from the spreading of fixed costs over a larger sales base, operating efficiencies, lower group insurance and warranty costs and fixed cost reductions, while cost of sales in the 2009 first quarter was negatively impacted by abnormally high raw material costs, as well as the low levels of industry-wide RV production. In recent months, raw material costs have once again risen to abnormally high levels, well above what we experienced in the fourth quarter of 2009 and are continuing to rise as the economy improves. As Fred said, we are attempting to obtain price increases from our customers to offset these rising raw material costs.

Selling, general and administrative expenses as a percent of sales was 15% for the first quarter of 2010, down from 23% in the first quarter of 2009, again excluding the 2009 extra expenses. This decline in SG&A as a percent of sales was achieved primarily because of the significant fixed cost reductions implemented by management and the spreading of fixed costs over a larger sales base.

Operating profit in the first quarter of 2010, as compared to the same period of 2009, benefited from fixed cost reductions of approximately $1.5 million. Because of the growth in our business, additional cost reductions may not be as significant over the balance of 2010.

Because so much has changed over the past year, we find it useful to also compare our results for the current quarter to the most recently completed quarter. Excluding the extra expenses in the fourth quarter of 2009, first-quarter 2010 operating profit increased by $4.9 million, or 12% of the $42 million increase in sales, again, as compared to the fourth quarter of 2009. This profit increase was lower than the 20% incremental margin we would typically expect due in part to higher raw material costs, as well as retirement costs partially offset by improved operating efficiencies. The fourth quarter of 2009 also benefited from lower than typical warranty costs, which did not recur in the first quarter of 2010.

At March 31, 2010, our trailing 12-month EBITDA exceeded $50 million and as a result, the maximum leverage ratio covenant in both our line of credit and shelf loan facilities increased from 1.25 to 2.5 times the trailing 12-month EBITDA, increasing our borrowing availability under these facilities to over $130 million. However, our more than $50 million in cash and short-term investments, as well as the cash we expect to generate in 2010, are expected to be more than adequate and no borrowings under these facilities are anticipated.

During the first quarter of 2010, we completed two acquisitions, aggregate consideration for which was $21 million paid at closing, plus a contingent earnout to be paid over the next six years depending upon the level of sales generated from the new products. The present value of the estimated earnout payments have been recorded as a liability on our balance sheet. We are required to record interest expense on the change in the present value of this liability. So assuming no bank debt, we anticipate recording net interest expense of approximately $2 million in 2010, including $1.6 million related to these earnouts and approximately $300,000 for fees on our line of credit. Despite our high level of cash and investments, interest income in 2010 is not expected to be significant due to anticipated low interest rates and our policy of investing in only extremely safe investments.

Also as a result of the acquisitions completed in the first quarter of 2010, the Company recorded $8 million of goodwill and $24 million of other intangible assets. For the full year 2010, amortization of these other intangible assets from these two acquisitions is expected to be approximately $1.1 million, increasing the estimated depreciation and amortization for 2010 to $17 million compared to projected capital expenditures for 2010 of between $6 million and $8 million.

Our tax rate in the first quarter of 2010 was 39.9%, consistent with our full-year 2009 expectations of an effective tax rate between 38% and 40%.

Finally, for the first quarter of 2010, we have included amortization expense within the segment operating results rather than as a separate line item. Prior period segment results have been revised to conform to this new presentation and we have included prior-year information for 2009 and 2008 in the press release. This reclassification was made in light of recent acquisitions to match the amortization expense for patents, customer relationships, trademarks, etc. with the associated revenues. Thank you for your time. Now I'll turn it back to Fred.

 Fred Zinn - Drew Industries Inc. - President & CEO

 Thank you, Joe. Now we can certainly open it up for questions.

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Final Transcript
May 03, 2010 / 03:00PM GMT, DW - Q1 2010 Drew Industries Incorporated Earnings Conference Call

 QUESTION AND ANSWER

Operator

 (Operator Instructions). Scott Stember, Sidoti & Co.

 Scott Stember - Sidoti & Co. - Analyst

 Good morning. Could you maybe just remind us the last round of price increases that you had to put through for commodity costs, just give a framework of how successful you were?

 Fred Zinn - Drew Industries Inc. - President & CEO

 Yes, as Jason will say, we face this issue all the time. Commodity prices have been volatile for several years. The last huge increase was in 2008 when steel costs tripled and we were successful at passing on the vast majority of those cost increases. It is no different really than any other commodity price increase that we've faced over the past three or four years. So hopefully, we will be successful, but we are still in the early stages, so we will have to wait and see. Do you have anything else, Jason, to add?

 Jason Lippert - Drew Industries Inc. - President & CEO, Lippert Components & Kinro

 No, 2008 I think was the big answer to this question there. It was early in 2008.

 Scott Stember - Sidoti & Co. - Analyst

 And as far as cost cuts, it looks like, at least by the comments, that probably not a whole lot more. As far as efficiency improvements, you guys have been able to do a lot to offset rising raw material costs in the past. Could you just maybe touch on some of the things you can do going forward?

 Fred Zinn - Drew Industries Inc. - President & CEO

 Yes, I think, first, I think there will be some additional cost cuts, but now they are balanced out, if the market continues to grow and our sales continue to grow, it is not as easy to reduce costs. In some cases, we are adding some, balancing off the cost reductions. But efficiencies have done very well. Jason, do you have anything particular to add to that in terms of production efficiencies?

 Jason Lippert - Drew Industries Inc. - President & CEO, Lippert Components & Kinro

 No, nothing specific. When we got into consolidation mode in late 2007 and 2008, I mean we have just kind of been on that bandwagon consolidating facilities. And the more we have done, the more we see that there is to do. So the bulk of it is done. We are doing some skinnying up here and there.

 Fred Zinn - Drew Industries Inc. - President & CEO

 I would add just one bit of color to that. I noticed that, at the end of March, our number of production employees was actually lower than at the end of December. So in December, we were gearing up for a very strong first quarter, but apparently Jason has been able to implement some additional efficiency improvements at least as far as labor goes.

 Scott Stember - Sidoti & Co. - Analyst

 And just if we could flesh into the 75% increase in April sales that you alluded to in the press release, obviously mostly RV and can you just maybe talk about the Manufactured Housing, how it did?

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Final Transcript
May 03, 2010 / 03:00PM GMT, DW - Q1 2010 Drew Industries Incorporated Earnings Conference Call

 Fred Zinn - Drew Industries Inc. - President & CEO

 Yes, we don't really have the segment sales yet, but just from the feel of it, and from speaking to people, I think there has been a little bit of spotty strength in the Manufactured Housing segment. I don't think we are seeing any explosion in sales or significant increases like we did in RVs. But I think at least for the time being, it is better than bad. Certainly a lot better than continuing to see double-digit declines.

 Scott Stember - Sidoti & Co. - Analyst

 And just lastly, could you just talk about the competitive landscape? You have been able to pick off some product lines from some sales competitors in the past. Could you just talk about what is still out there just from a high level?

 Fred Zinn - Drew Industries Inc. - President & CEO

 I think it always surprises me the product lines that we do get into and which competitors survive and which ones fail. I would say, to be honest with you, when we were sitting here a year ago, I probably would have thought there would be more opportunities. But the industry recovered fairly quickly and small mom-and-pop suppliers probably thought they can last another year, they will get a better price. So while I think we did very well in terms of the opportunities, we just recently acquired the wall slide product and the high end leveling device and before that several other small acquisitions, I think we did fairly well. It may not have been the windfall that we were thinking about in terms of acquisitions.

 Scott Stember - Sidoti & Co. - Analyst

 Great. That's all I have. Thank you.

 Operator

 Kathryn Thompson, Thompson Research Group.

 Kathryn Thompson - Thompson Research Group - Analyst

 Hi, thank you so much. Could you give us an idea what steel pricing was last year for this year, just basically putting into perspective the $25 million to $30 million anticipated increase for 2010?

 Fred Zinn - Drew Industries Inc. - President & CEO

 Yes, the $25 million to $30 million is relative to where we closed 2009. So it was the fourth quarter give or take of 2009. When Scott asked about the last price increase, I probably should have mentioned that, in early 2009, we also saw a huge steel price increase. So last year, it was on a roller coaster, both steel and some other commodities. It is sometimes hard to talk about the relative increase unless you are very specific about the period you are measuring against.

In this case, we are measuring against fourth-quarter prices as they flowed through our P&L. And that is where we see steel prices and aluminum and thermoplastics right now. So it is not what we experienced in the first quarter. If we updated all of our costs for the year based upon today's steel or most currently available steel, aluminum and thermoplastic and such prices, it would be $25 million to $30 million higher than it would have been at fourth-quarter price levels.

 Kathryn Thompson - Thompson Research Group - Analyst

 In the past, you had said that raw materials were just north of 50% of your cost of sales and of raw materials, steel is about 50% to 60% of that. Does that still hold true and how much is aluminum of your overall raw materials?

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Final Transcript
May 03, 2010 / 03:00PM GMT, DW - Q1 2010 Drew Industries Incorporated Earnings Conference Call

 Fred Zinn - Drew Industries Inc. - President & CEO

 Yes, steel is still in that same ballpark and that includes -- those numbers include components that we may buy that are made of steel. It is not just the raw steel that we buy, but it is still in that neighborhood of 50% plus of our raw material costs. Aluminum is much lower, I don't know, maybe 20% of that or 15% of that or something like that.

 Kathryn Thompson - Thompson Research Group - Analyst

 15% to 20% of your raw materials?

 Fred Zinn - Drew Industries Inc. - President & CEO

 No, of the steel. So it is, I don't know, 5% or 10% of --.

 Kathryn Thompson - Thompson Research Group - Analyst

 Okay. And just to clarify in terms of passing on price increase. I know that you have dealt with this a number of times in the past as you've mentioned in the call. Are you able to pass on the increase in terms of dollars or on a percentage basis?

 Fred Zinn - Drew Industries Inc. - President & CEO

 Historically, it has been just in terms of dollars. Let me let Jason fill in some color on that, but historically we are passing along cost increases without margin. Is that fair to say, Jason?

 Jason Lippert - Drew Industries Inc. - President & CEO, Lippert Components & Kinro

 Yes.

 Kathryn Thompson - Thompson Research Group - Analyst

 What is the pushback then from customers so far?

 Jason Lippert - Drew Industries Inc. - President & CEO, Lippert Components & Kinro

 Most of it we are just going out with now because we were carrying some inventory, but it is -- all of our customers know what commodities do. They track it as closely as we do. Because on a larger scale, it affects them with the wide array of commodities that they buy and we are just the steel portion. So they are tracking what is going on in our industry and they are prepared for it. And the negotiations always end up fair for both sides in my opinion and we have done this probably three times since 2007 and it always ends up well for both of us I think.

 Fred Zinn - Drew Industries Inc. - President & CEO

 I think that is the key, what Jason in the middle there said about negotiations between our customers winding up -- and us winding up with a fair result. We hopefully will get a significant portion of the price relief that we need.

 Kathryn Thompson - Thompson Research Group - Analyst

 And how long does it take to really, just from start to finish when you announce a price increase, for it to really flow through numbers?

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Final Transcript
May 03, 2010 / 03:00PM GMT, DW - Q1 2010 Drew Industries Incorporated Earnings Conference Call

 Jason Lippert - Drew Industries Inc. - President & CEO, Lippert Components & Kinro

 It depends. It depends on where we are at with inventory for that customer and depends on where the start date is obviously of the increase, but it is kind of hard to put a pinpoint and say, hey, this is where we end up as a company.

 Kathryn Thompson - Thompson Research Group - Analyst

 It would take three to six months, is that reasonable?

 Jason Lippert - Drew Industries Inc. - President & CEO, Lippert Components & Kinro

 No, I would say three or less for the most part. Again, depending on the inventory. I mean some might be a little bit longer, some might be a little shorter. Some we have already put into -- some we have already put into place.

 Kathryn Thompson - Thompson Research Group - Analyst

 Okay. Just talking a little bit about moving to retail demand in March. You said you are hearing some improvements in retail. Any color on that and also how much order visibility do you realistically have in the current market and how is this versus last year?

 Fred Zinn - Drew Industries Inc. - President & CEO

 Most of the color we get on retail demand comes from you, Kathryn. Of course, we're reading everybody's dealer surveys and there are some good ones out there, including yours and listening to our customers. So most people are saying that March retail should be up. They expect it was up certainly double-digit. So we will wait and see.

 Jason Lippert - Drew Industries Inc. - President & CEO, Lippert Components & Kinro

 Registrations are coming in pretty strong according to a lot of our customers right now.

 Kathryn Thompson - Thompson Research Group - Analyst

 Okay. And how is your visibility today versus last year?

 Fred Zinn - Drew Industries Inc. - President & CEO

 In terms of order flow? It is about the same really. We can see we have orders just for a very short amount of time and I know Jason and his team are talking with our customers all the time, but our visibility is measured in weeks, not in months. So I don't know whether it is four weeks or six weeks, but beyond that, it gets a little more cloudy.

 Jason Lippert - Drew Industries Inc. - President & CEO, Lippert Components & Kinro

 That is correct and our customers have -- the manufacturers have a lot -- visibility a lot further out and I think it is fair to say that their visibility is a lot longer today than it was last year at this time.

 Kathryn Thompson - Thompson Research Group - Analyst

 Okay, all right. Thank you so much.

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Final Transcript
May 03, 2010 / 03:00PM GMT, DW - Q1 2010 Drew Industries Incorporated Earnings Conference Call

Operator

 Bret Jordan, Avondale Partners.

 Bret Jordan - Avondale Partners - Analyst

 Hey, good morning. Kind of a quick question. One of those just on Jason's comment about registrations coming in pretty strong, is that sort of April data that you are getting back through the channel?

 Jason Lippert - Drew Industries Inc. - President & CEO, Lippert Components & Kinro

 Yes, that's recent.

 Bret Jordan - Avondale Partners - Analyst

 Okay, great. And then in '08 when you had the last big pricing pass-through, was that pricing then generally passed through at retail pricing as well. Did it at some point get absorbed into the channel or will they take some margin cut or does the consumer usually pick up the tab?

 Fred Zinn - Drew Industries Inc. - President & CEO

 I think my impression is, and I will ask Jason to fill in, but my impression is everybody pays a little bit. So we don't get 100% and our customers eat a little bit and the dealer eats a little bit and the consumer, depending on the nature of the price increases, the consumer might see some additional costs in the RV.

 Jason Lippert - Drew Industries Inc. - President & CEO, Lippert Components & Kinro

 A lot of times too, one of the areas we work with customers, that is a time for them to start looking seriously at maybe taking advantage of some cost-cutting or efficiency measures we have offered up in the past where there is a little bit more incentive when there is a price increase facing them to do those kinds of things and soften it for everybody.

 Bret Jordan - Avondale Partners - Analyst

 Okay. And just to follow up on your last response, I think you had said it was likely within a quarter that any incremental input costs can be passed through?

 Jason Lippert - Drew Industries Inc. - President & CEO, Lippert Components & Kinro

 Yes.

 Bret Jordan - Avondale Partners - Analyst

 Okay, great. Thank you.

 Fred Zinn - Drew Industries Inc. - President & CEO

 I think what happened in 2008, we kept seeing increase after increase, so we were always a little bit that quarter behind or so. We'll have to wait and see what form this takes. With a strong economy, it is hard to predict what kind of further increases we will see in the raw materials or whether they will come down.

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Final Transcript
May 03, 2010 / 03:00PM GMT, DW - Q1 2010 Drew Industries Incorporated Earnings Conference Call

 Bret Jordan - Avondale Partners - Analyst

 But it is not a multi-month negotiation process; it is generally a price sheet is rolled out and accepted or rejected?

 Jason Lippert - Drew Industries Inc. - President & CEO, Lippert Components & Kinro

 More or less.

 Bret Jordan - Avondale Partners - Analyst

 All right. Thank you.

 Fred Zinn - Drew Industries Inc. - President & CEO

 There is always some negotiation. Our customers are in this business to make money just like we are and so there will be pushbacks undoubtedly and discussions back and forth. Hopefully it won't, as Jason said, hopefully won't take an extended period of time, but it could take a short period of time to get the price increases through.

 Bret Jordan - Avondale Partners - Analyst

 Is anything going on in the motorhome space with this new slide technology you have? Have you gotten any incremental footholds there?

 Jason Lippert - Drew Industries Inc. - President & CEO, Lippert Components & Kinro

 You mean with respect to the in wall slide?

 Bret Jordan - Avondale Partners - Analyst

 Right.

 Jason Lippert - Drew Industries Inc. - President & CEO, Lippert Components & Kinro

 On motorhomes specifically?

 Bret Jordan - Avondale Partners - Analyst

 Yes.

 Jason Lippert - Drew Industries Inc. - President & CEO, Lippert Components & Kinro

 Yes, I think that is one of the large target areas we have got right now. I mean we have got a lot of traction on the motorhome side of the business right now. Specifically because it takes all the large bulky slides out from under the floor and we put them right in the wall and integrate it to the slide-out room of the unit.

 Bret Jordan - Avondale Partners - Analyst

 So is that actually being sold and installed now or is that still sort of in the discussion process?

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Final Transcript
May 03, 2010 / 03:00PM GMT, DW - Q1 2010 Drew Industries Incorporated Earnings Conference Call

 Jason Lippert - Drew Industries Inc. - President & CEO, Lippert Components & Kinro

 No, we have got business going on right now. It's a 35-pound slide-out mechanism compared to -- I mean the old systems weighed anywhere from 150 to 250 pounds per mechanism.

 Bret Jordan - Avondale Partners - Analyst

 All right, great.

 Jason Lippert - Drew Industries Inc. - President & CEO, Lippert Components & Kinro

 And motorhomes are obviously a lot more sensitive in the towables to weight.

Operator

 Liam Burke, Janney Montgomery Scott.

 Liam Burke - Janney, Montgomery, Scott - Analyst

 Thank you. Good morning, Fred. Good morning, Joe. I guess, Joe, in your discussion, you talked about the aftermarket business growing. It looks like to about 14% or 15% of total revenues. Just generally, could you give us a sense as to what the growth expectation would be and what the gross margin implication would be for the aftermarket, vis-a-vis OEM sales?

 Joe Giordano - Drew Industries Inc. - CFO & Treasurer

 We really don't give any projections or forecasts. I do know that this has been an area of focus for us. We'll keep our efforts there. Last year, we had talked about the entry door business for Manufactured Housing that we were getting into and that being a $25 million to $30 million market of which about half of that was in the aftermarket itself. And we -- again, I've talked about just having $0.5 million of sales in that now. So there is some opportunity and area for growth there. And again, we don't give any forward-looking information in terms of what we think the sales would be there.

 Fred Zinn - Drew Industries Inc. - President & CEO

 And just to clarify, the aftermarket isn't 15% of our sales. That $20 million that Joe mentioned, that was for the trailing 12 months.

 Liam Burke - Janney, Montgomery, Scott - Analyst

 Okay, great. And obviously you laid out your capital budget for the year. Are there any priorities you have there, any kind of delayed investing that you've based on a slower 2009?

 Fred Zinn - Drew Industries Inc. - President & CEO

 No, I don't think so. I think, as we see opportunities, we have the cash to invest, which is always good. If we see opportunities to improve our efficiencies, we will invest where we have to. But I think, right at this point, we are still talking about the $6 million to $8 million. So still quite modest.

 Liam Burke - Janney, Montgomery, Scott - Analyst

 Great, thank you.

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Final Transcript
May 03, 2010 / 03:00PM GMT, DW - Q1 2010 Drew Industries Incorporated Earnings Conference Call

Operator

 Torin Eastburn, Drew Industries (sic).

 Torin Eastburn - CJS Securities - Analyst

 I think all my questions have been answered. Thank you.

Operator

 DeForest Hinman, Walthausen & Company.

 DeForest Hinman - Walthausen & Co. - Analyst

 Hi, I had a few questions. Can you talk about the raw materials as a percentage of the cost of goods sold, what level that was in the first quarter and then also the fourth quarter '09?

 Fred Zinn - Drew Industries Inc. - President & CEO

 Well, I can give you some generalities there. Usually we think more in terms of material costs as a percentage of sales. And they were north, just north of 50%. So it may have been up a point or two or whatever it turned out to be in the first quarter as compared to the fourth quarter, but generally, it is between 50% and 55%.

 DeForest Hinman - Walthausen & Co. - Analyst

 Okay. Can you give us a little bit more color on the movement we are seeing in the SG&A line? We had a pretty sizable sequential increase. I know some of that is probably driven by the increase in sales. I know we do profit-sharing, but over the last few quarters, the number has really moved around quite a bit. Can you kind of give us some color about how to think about that as we progress through the year?

 Fred Zinn - Drew Industries Inc. - President & CEO

 Sure, the SG&A line has obviously both variable and fixed costs. As you said, one of the biggest variable costs is the incentive compensation that varies not with our sales, but with our profitability. So the stronger the profits, the more we are accruing for incentive compensation. But included in SG&A as well are our distribution costs. We put our distribution costs, shipping, freight-type costs in SG&A as well. So a portion of the non-incentive compensation, SG&A is also variable. Does that help at all?

 DeForest Hinman - Walthausen & Co. - Analyst

 Well, I guess another way of asking it, either from a dollar perspective or a percentage of revenues perspective, I mean there is just a lot of variability there and maybe some help from a modeling perspective as to some type of range we can be looking at for the remainder of the year.

 Fred Zinn - Drew Industries Inc. - President & CEO

 I don't think that is something that we have disclosed in the past. I'm not prepared to do that right at this point. Although I would say that, a few percent for our distribution cost, just a few percent for the freight and delivery costs and the balance, as you know, we accrued 20% of our -- approximately 20% of operating profits for incentive compensation. So this quarter was more profitable -- as this quarter was more profitable than last year, part of that increase is the 20% incentive compensation accrual.

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Final Transcript
May 03, 2010 / 03:00PM GMT, DW - Q1 2010 Drew Industries Incorporated Earnings Conference Call

 Joe Giordano - Drew Industries Inc. - CFO & Treasurer

 Correct. Last year was a loss, so there was no incentive compensation in last year's first quarter 2009. And as we have said when you are looking and modeling, we don't typically get into the cost of sales and SG&A line. The sanity check is the 20% incremental margin when looking forward and trying to project the model.

 Fred Zinn - Drew Industries Inc. - President & CEO

 That's exactly right.

 Joe Giordano - Drew Industries Inc. - CFO & Treasurer

 Now again, in 2010, as we have said half a dozen times already, the biggest factor that will offset or impact that 20% incremental margin will be raw material costs. We just have to monitor that piece of it.

 DeForest Hinman - Walthausen & Co. - Analyst

 Okay. And speaking of the raw materials, in the past, we have been in a strong balance sheet position. I know it was either a year ago or a couple years ago, we did some pre-buy on imported steel. Are we looking at anything like that at this point?

 Fred Zinn - Drew Industries Inc. - President & CEO

 Not at this point. I think it is very difficult in this kind of economy to know whether steel is going up. It's not only supply and demand; it is the forces of China, so it is very difficult. I don't see us doing an awful lot of pre-buying. Jason, do you have any other thoughts on that?

 Jason Lippert - Drew Industries Inc. - President & CEO, Lippert Components & Kinro

 No, steel has been flat the last couple of months and there is talk that the steel prices will either level off or maybe even fall this summer, fall. Or just -- we are just kind of taking it month-to-month. It rose real rapidly in a real short period of time and smarter for us just to kind of play it month-by-month right now.

 Fred Zinn - Drew Industries Inc. - President & CEO

 I think if you asked a dozen analysts on where steel prices are going to go, you would get a dozen different responses. So we are not smart enough to make a big bet on it one way or the other.

 DeForest Hinman - Walthausen & Co. - Analyst

 All right. Can you kind of comment on the acquisition pipeline, what you are seeing from a multiple perspective? Are they moving away from what we've historically paid?

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Final Transcript
May 03, 2010 / 03:00PM GMT, DW - Q1 2010 Drew Industries Incorporated Earnings Conference Call

 Fred Zinn - Drew Industries Inc. - President & CEO

 Certainly, in terms of pricing, things have changed. We rarely, if ever, talk about multiples of prior earnings. We are looking at, in the case of an acquisition of a business as opposed to a patent or an idea as the last two were, but in the case of an acquisition of a business, we are talking about assets, maybe some earnout. If things go better than we expect, maybe they get some additional payments. So in terms of the pricing, it is just a different way of formulating our offer.

In terms of the pipeline, we are still seeing opportunities. We don't have -- if we had something to announce, we would. But at this point, we are just continuing to pursue those that come our way. Most of our acquisitions have been as much opportunistic as strategic. We make the acquisitions because we think we can do well with them, but when you are dealing with a small business owner, usually a small family-owned business, it is very hard to convince them when to sell. They make up their mind when to sell and we evaluate the opportunity.

 DeForest Hinman - Walthausen & Co. - Analyst

 Okay, and this is more of a high-level question on the balance sheet. Historically, we haven't really held a very large amount of cash going back the last 10 years or so. We find ourselves in a position again with a lot of cash. We're still looking at acquisitions. You just did two in the first quarter. We still have a lot of cash. Is it our position to maintain a very high level of cash or do we look to get some of that back to shareholders at some point?

 Fred Zinn - Drew Industries Inc. - President & CEO
 Well, it is certainly not our position to hold a high level of cash. While we are debt-averse, we won't borrow as much as other companies, we have no problem borrowing for the right opportunities. Our first priority for spending our cash and for even incurring debt would be for acquisitions. And at this point, we hope and expect to see enough opportunities so that we need to keep our cash for the time being available for that use.

But I understand that, at some point, if we are not spending as much on acquisitions and growth as the cash flow that we are generating, we need to think about returning some to stockholders. So at every Board meeting for the past quite a few Board meetings, that is a topic that comes up for discussion.

 DeForest Hinman - Walthausen & Co. - Analyst

 All right. And then my last question is just an update on some properties you have for sale. I think we talked about those on previous calls, but I don't know if you mentioned them on this one.

 Joe Giordano - Drew Industries Inc. - CFO & Treasurer

 There have been no significant changes during this quarter. I think the market is starting to pick up a little bit in some of the areas, but there has been no significant movements.

 DeForest Hinman - Walthausen & Co. - Analyst

 So those properties are for sale still?

 Joe Giordano - Drew Industries Inc. - CFO & Treasurer

 Yes.

 DeForest Hinman - Walthausen & Co. - Analyst

 Okay, thank you.

 Fred Zinn - Drew Industries Inc. - President & CEO

 What do we have? 10, Joe?

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Final Transcript
May 03, 2010 / 03:00PM GMT, DW - Q1 2010 Drew Industries Incorporated Earnings Conference Call

 Joe Giordano - Drew Industries Inc. - CFO & Treasurer

 Yes, there's around 10.

 Fred Zinn - Drew Industries Inc. - President & CEO

 And three of those are leased.

 Joe Giordano - Drew Industries Inc. - CFO & Treasurer

 Three of those -- yes, that's right. Three of them are under leases for the next one to three years. So there are seven actively being marketed.

 DeForest Hinman - Walthausen & Co. - Analyst

 All right. Thank you.

Operator

 Owen Brief, Goldsmith & Harris.

Arnold Brief - Goldsmith & Harris - Analyst

 That is Arnie Brief, I believe.

 Fred Zinn - Drew Industries Inc. - President & CEO

 We know who you are, Arnie.

 Arnold Brief - Goldsmith & Harris - Analyst

 Sometimes I don't know who I am. Just a few questions. What would be the impact of the housing credits that were in effect and now expiring, having expired? What would be the overall impact of that transition and financing on Manufactured Housing? And as a corollary, why would you think interest rates on Manufactured Housing mortgages would come down when the outlook for interest rates on a longer-term basis is probably for them to go up?

And then the second question is could you -- you did a little bit, but could you do a little bit more on giving us the size of the market on some of the new products and acquisitions that you made for those particular products?

 Fred Zinn - Drew Industries Inc. - President & CEO

 Let me try and answer them in order. Your first question related to the housing credit, the $8,000 housing credit. And from all reports, it had virtually no effect on Manufactured Housing. You need to have a lender, even if you have an $8,000 credit, you still need to find lenders to provide financing for the purchase. And there weren't an awful lot of lenders available.

 Arnold Brief - Goldsmith & Harris - Analyst

 But the expiration will have no impact?

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Final Transcript
May 03, 2010 / 03:00PM GMT, DW - Q1 2010 Drew Industries Incorporated Earnings Conference Call

 Fred Zinn - Drew Industries Inc. - President & CEO

 Yes, I don't think the expiration will have any significant -- from the people I have spoken to, the expiration will have no significant impact.

In terms of the interest rates on Manufactured Homes, I wasn't saying that the interest rates would be low or would decline. I am hoping, although I don't know if I am expecting, I am hoping that the differential between a Manufactured Housing loan and a site-built home mortgage will decline. It is higher than it has historically been. It is not the highest it has ever been, but relative to the average over history, it is high. And of course that influences more people to buy site-built homes when the financing for site-built homes is relatively less expensive than historically it would be.

 Arnold Brief - Goldsmith & Harris - Analyst

 You don't think the tax credits on housing shifted people towards site-built homes versus --?

 Fred Zinn - Drew Industries Inc. - President & CEO

 No, I don't think so. I really don't know. But if you think about it, on a $300,000 site-built home, the $8,000 credit was a couple of percent, 2.5%, but on an $80,000 manufactured home, it was a 10% credit at its peak anyway. So I don't think so. There aren't good statistics on it, so I don't know for sure, but my gut tells me probably not much impact.

 Arnold Brief - Goldsmith & Harris - Analyst

 How about the second question, market size, some of the new products and acquisitions?

 Fred Zinn - Drew Industries Inc. - President & CEO

 Oh, for the recent acquisitions? I think the biggest acquisition obviously we made is the wall slide. We tend to focus on the wall slide piece of that acquisition, but there were a number of other components. We had some other nice products and I don't know, maybe the wall slide is half of the value or something like that of that acquisition.

And I think the market size there is hard to peg because what we are looking at first is what our opportunity is to increase our share and as Jason said, that starts with motorhomes or at least starts in part with motorhomes. But as the product develops, we could see -- it become a very significant portion of the overall slide-out market.

There are -- if there were 180,000 towable RVs, travel trailer and fifth-wheel RVs and maybe an average of something like 1.5 slides in each, you could be talking about 250,000 or 300,000 total market for slide-outs in towables in addition to what you find in motorhomes. I am rambling on here a little bit, but it is a very big potential. We don't know how much of that huge market this new wall slide will capture. We are hoping to fill in and expand our marketshare, but I don't know how much of the total market we will be able to capture.

 Arnold Brief - Goldsmith & Harris - Analyst

 How about some of your other new products?

 Fred Zinn - Drew Industries Inc. - President & CEO

 The others are more modest. The opportunities for us are that the seller didn't have the financing to go after the big players or for whatever reason couldn't expand the way we believe we can expand. But they are not of the same order of magnitude as that slide-out. Now except for -- it wasn't an acquisition, but the aftermarket efforts we are making are fairly significant and I think Joe mentioned $25 million or $30 million that was doors alone for Manufactured Housing and we are increasing our efforts on bathtub and other thermoform products in both RV and Manufactured Housing. We are increasing our efforts on aftermarket windows, particularly for Manufactured Housing and a number of other products. Jason, do you have anything --?

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Final Transcript
May 03, 2010 / 03:00PM GMT, DW - Q1 2010 Drew Industries Incorporated Earnings Conference Call

 Jason Lippert - Drew Industries Inc. - President & CEO, Lippert Components & Kinro

 No, I would say one of our largest focuses is content. I mean we have got arguably the largest selection of products in the industry as a supplier for RVs. And as a lot of the products that we have introduced over the last two, three, four years become increasingly popular, more and more manufacturers want them, so we are doing a bigger and better job making sure that the rest of the community gets some of those content pieces.

 Arnold Brief - Goldsmith & Harris - Analyst

 Could I just squeeze -- you discussed the raw material cost increases in a lot of detail. What concerns me is that we are seeing cost increases during a period where generally manufacturing capacity is running at pretty low levels of utilization. What is the outlook for these raw material costs as you look out one or two years if the economy continues to recover? They could be rather penal I would think.

 Fred Zinn - Drew Industries Inc. - President & CEO

 Well, unfortunately, I am not the expert and there probably aren't any experts there. Particularly steel, steel is the big number for us and it is not only the domestic economy, it is not only supply and demand, it is the role that China plays in both supply and demand. So it is impossible really to peg, but our customers use a lot of steel, they use a lot of other commodities. They know what the markets might be and we will work with them over time to offset as much of those whatever raw material costs we see.

 Arnold Brief - Goldsmith & Harris - Analyst

 And this question has been asked, but maybe I will elaborate it a little bit. It seems to me that, given your level of cash and the cash that you are generating at this point, I would wonder that you would be able to use all that cash in the businesses that you are currently in. You discussed dividends a little bit. Maybe you can elaborate or would you -- again, I have asked this question before -- look for a third leg on the stool?

 Fred Zinn - Drew Industries Inc. - President & CEO

 I think those are all possibilities. I think, Arnie, you have known us for quite some time. You know that we are not going to rush into anything, particularly in new markets. That doesn't mean that we can't develop a third leg on the stool, as you say. So I think that is an opportunity for us that we continue to explore and more than that, I really can't say. We will see how the acquisition landscape turns out, what kind of opportunities we have both within the RV and Manufactured Housing markets and outside. But as you know, we have been cautious in the past about exploring other markets and we will continue to be cautious.

 Arnold Brief - Goldsmith & Harris - Analyst

 Thank you.

Operator

 Barry Kaplan, Maple Tree Capital.

 Barry Kaplan - Maple Tree Capital - Analyst

 Hi, good morning. I was just wondering if, just from your perspective, what you're seeing in terms of availability of financing down the chain to your customers, to the dealers and ultimately to their customers, if there has been any improvement at the margin? And also just out of curiosity, I was wondering how that Tow-N-Stow is doing?

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Final Transcript
May 03, 2010 / 03:00PM GMT, DW - Q1 2010 Drew Industries Incorporated Earnings Conference Call

 Fred Zinn - Drew Industries Inc. - President & CEO

 Well, in terms of financing, Jason is probably a lot closer to it than I am, but what I've seen, what I've heard in analyst reports and in talking to others is that there has been some improvement on the retail level, I think retail in particular, but certainly a little bit of improvement also on the dealer finance level and hopefully that will continue. I don't think there has been anything dramatic yet. It is not like the floodgates have opened up, but improvement at the margins. I think the quotes that I saw were on the order of -- you still need a 700 plus FICO score to get a loan, but now you can actually get them as opposed to just banks talking to you about them. Jason, anything else that you've heard on financing?

 Jason Lippert - Drew Industries Inc. - President & CEO, Lippert Components & Kinro

 No, I think improvement is the key word. That is kind of what we are hearing more and more every month.

 Fred Zinn - Drew Industries Inc. - President & CEO

 And Tow-N-Stow still nothing significant. Jason, anything in recent days on that?

 Jason Lippert - Drew Industries Inc. - President & CEO, Lippert Components & Kinro

 No, I mean that is a big marketing campaign project in the early stages and we are reaching out to a lot of the potential big buyers of the product and making a little bit of progress every quarter. So whether or not that plays out to be a big component of ours, we will know in the next 12 to 18 months.

 Fred Zinn - Drew Industries Inc. - President & CEO

 As you know, we introduce a lot of new products and I think we've got a pretty good track record of success in those new products. Not everyone turns out to be a barnburner. We don't have a huge investment in Tow-N-Stow and if it turns out to be a winner, that would be great. If not, we move onto the next one.

 Barry Kaplan - Maple Tree Capital - Analyst

 Thanks a lot.

Operator

 It appears there are no additional questions at this time.

 Fred Zinn - Drew Industries Inc. - President & CEO

 Very good. Well, I certainly thank all of you for your participation in this call. I look forward to speaking with you again at the end of the second quarter. I also spend a fair amount of time on the road speaking with investors and I would be delighted to speak with any of you when I visit your cities and we will talk to you soon. Take care.

Operator

 This concludes today's presentation. You may now disconnect. Good day.

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Final Transcript
May 03, 2010 / 03:00PM GMT, DW - Q1 2010 Drew Industries Incorporated Earnings Conference Call

Editor

 Company Disclaimer

This transcript contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive position, growth opportunities for existing products, plans and objectives of management, markets for the Company's Common Stock and other matters. Statements in this transcript that are not historical facts are "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933.

Forward-looking statements, including, without limitation, those relating to our future business prospects, revenues, expenses and income (loss), cash flow, and financial condition, whenever they occur in this transcript are necessarily estimates reflecting the best judgment of our senior management at the time such statements were made, and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by forward-looking statements. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. You should consider forward-looking statements, therefore, in light of various important factors, including those set forth in this transcript, and in our subsequent filings with the Securities and Exchange Commission.

There are a number of factors, many of which are beyond the Company's control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors include, in addition to other matters described in this transcript, pricing pressures due to domestic and foreign competition, costs and availability of raw materials (particularly steel and related components, vinyl, aluminum, glass and ABS resin), availability of credit for financing the retail and wholesale purchase of manufactured homes and recreational vehicles ("RVs"), availability and costs of labor, inventory levels of retail dealers and manufacturers, levels of repossessed manufactured homes and RVs, the disposition into the market by the Federal Emergency Management Agency ("FEMA"), by sale or otherwise, of RVs or manufactured homes purchased by FEMA, changes in zoning regulations for manufactured homes, sales declines in the RV or manufactured housing industries, the financial condition of our customers, the financial condition of retail dealers of RVs and manufactured homes, retention of significant customers, interest rates, oil and gasoline prices, and the outcome of litigation. In addition, national and regional economic conditions and consumer confidence affect the retail sale of RVs and manufactured homes.

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